Exhibit 10.33

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into as of March 24, 2023 (the “Effective Date”) by and between Karna Patel (the “Executive”) and Zero Nox, Inc., a Wyoming corporation (the “Company”).

WHEREAS, the Company desires to employ Executive on the terms and conditions set forth herein; and

WHEREAS, Executive desires to be employed by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual promises, terms, covenants and conditions set forth herein and the performance of each, and for other good and valuable consideration, the receipt and sufficiency of which is expressly acknowledged, the parties hereby agree as follows:

1.Term and Place of Performance.

1.1Term. The Company hereby employs Executive, and Executive hereby accepts such employment, on the terms and conditions of this Agreement. Executive shall be employed by the Company for a period beginning on the Effective Date and continuing until such employment is terminated pursuant to Section 4 of this Agreement (the “Employment Term”).

1.2Place of Performance. The principal place of Executive’s employment shall be the Company’s principal office currently located at 1343 S. Main St., Porterville, California 93257 (the “Porterville Office”). Executive shall be permitted to work remotely from San Diego, California so long as at least 51% of Executive’s working time is spent at the Porterville Office. Additionally, Executive acknowledges that Executive may be required to travel on Company business during the Employment Term.

2.Position and Duties.

2.1Position. During the Employment Term, Executive shall serve as the Chief Financial Officer of the Company, reporting to the Company’s Chief Executive Officer (the “CEO”) and President. In such position, Executive shall have the normal duties, authority, and responsibilities implied by such position, subject to the power of the CEO, the President, or the Company’s Board of Directors (the “Board”) to expand or limit such duties, responsibilities and authority.

2.2Duties. During the Employment Term, Executive shall devote substantially all of his business time and attention to the business, affairs and interests of the Company and to the performance of his duties hereunder, and will not engage in any other business, profession, or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Board. Executive shall use his best efforts and abilities to promote the Company’s interests and shall perform the services contemplated by this Agreement in accordance with policies established by the Company. Executive shall refrain from acts which may adversely affect the reputation or business of the Company.

3.Compensation.

3.1Base Salary. During the Employment Term, the Company shall pay Executive an annual base salary of $200,000 in periodic installments in accordance with the Company’s customary payroll practices and applicable wage payment laws, but no less frequently than monthly. The Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary.” In the event of the Company is acquired by or merges with any Special Purpose Acquisition Company (a “SPAC Change of Control”), Executive’s Base Salary shall increase to $275,000 per year.

3.2Cash Bonuses.

(a)The Company shall pay Executive a one-time cash signing bonus in the amount of $45,000 (the “Signing Bonus”) due upon execution of this Agreement.

(b)The Company shall pay Executive an additional one-time cash retention bonus in the amount of $45,000 (the “Retention Bonus”) due upon the earlier of (i) the six-month anniversary of the Effective Date or (ii) a SPAC Change of Control; provided that, Executive shall only be entitled to receive the Retention Bonus if, at the time such bonus becomes due, Executive is employed by the Company pursuant to this Agreement and has not breached this Agreement.

(c)If, at any time prior to the one-year anniversary of the Effective Date  Executive voluntarily terminates his employment without Good Reason (as defined below) or the Company terminates Executive’s employment for Cause (as defined below), Executive shall repay the gross amount of the Signing Bonus and the Retention Bonus, if received.

3.3Equity Awards. In consideration of Executive entering into this Agreement and as an inducement for Executive to join the Company, on the Effective Date, the Company will grant the following equity awards to Executive:

(a)Pursuant to the terms and conditions of the Company’s 2017 Stock Option/Stock Issuance Plan (the “2017 Plan”) and otherwise in form and substance satisfactory to the Board in its sole discretion, the option to purchase 110,000 shares of the Company’s Common Stock, par value $0.0001 per share (the “Common Stock”), at a price of $10 per share (the “Stock Options”), which Stock Options shall vest during the Employment Term as follows:

(i)30,000 stock options shall vest upon the earlier of (A) the six-month anniversary of the Effective Date or (B) a SPAC Change of Control;

(ii)40,000 stock options shall vest upon the thirteenth-month anniversary of the Effective Date; and

(iii)40,000 stock options shall vest upon the twenty-fourth-month anniversary of the Effective Date.

(b)Pursuant to the terms and conditions of a stock grant agreement in form and substance satisfactory to the Board in its sole discretion, 5,000 shares of Common Stock valued at $10 per share as of the Effective Date (for an aggregate value of $50,000) (the “Restricted Stock Units”) which shall vest upon the twenty-fourth-month anniversary of the Effective Date if Executive is still employed by the Company at such time.

(c)Notwithstanding the foregoing, if, prior to the one-year anniversary of the Effective Date, Executive voluntarily terminates his employment without Good Reason or the Company terminates Executive’s employment for Cause, Executive shall forfeit all vested Stock Options.

3.4Additional Bonus Opportunities. The following bonus opportunities shall be available to Executive during the Employment Term and subject to the terms and conditions of this Agreement:

(a)Following any underwritten initial public offering of the Common Stock pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (an “IPO”), or any SPAC Change of Control, the Company shall pay Executive a bonus of $25,000 upon each filing by the Company with the United States Securities and Exchange Commission of any 10-Q report or 10-K report.

(b)Pursuant to the terms and conditions of a stock grant agreement in form and substance satisfactory to the Board in its sole discretion, for each calendar year that concludes prior to any IPO or SPAC Change of Control, the Company shall grant to Executive on December 31 of such calendar year an equity bonus equal to the number of shares of Common Stock equal to the quotient of (i) 50% of Executive’s Base Salary for such calendar year divided by (ii) the fair market value of the Common Stock, as determined by the Board in its sole discretion, as of the date of the grant (an “Equity Bonus”).

(c)For the avoidance of doubt, upon the occurrence of any IPO or SPAC Change of Control, Executive shall no longer qualify to receive any Equity Bonus under Section 3.4(b). Additionally, if, prior to the one-year anniversary of the Effective Date, Executive voluntarily terminates his employment without Good Reason or the Company terminates Executive’s employment for Cause, Executive shall forfeit any Equity Bonus previously received.

3.5Fringe Benefits and Perquisites. During the Employment Term, Executive shall be entitled to fringe benefits and perquisites consistent with the practices of the Company and governing benefit plan requirements (including plan eligibility provisions), and to the extent the Company provides similar benefits or perquisites (or both) to other corporate level executives of the Company.

3.6Employee Benefits. During the Employment Term, Executive shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. As of the Effective Date, in accordance with the Employee Benefit Plans and consistent with the benefits provided to other corporate level executives of the Company, the Company will cover the full costs of medical, dental, and vision insurance premiums for Executive, Executive’s spouse, and Executive’s qualifying children (as defined in IRS Code Section 152). Executive acknowledges that these benefits may change, and the Company reserves the right to amend or terminate any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law so long as Executive continues to receive during the Employment Term employee benefits similar to those provided to other corporate level executives of the Company.

3.7Vacation; Paid Time Off. Executive will be entitled to 120 hours of paid vacation per year during the first two years of the Employment Term. Following the second anniversary of the Effective Date, Executive will be entitled to 160 hours of paid vacation per year. Executive shall receive other paid time off in accordance with the Company’s policies for executive officers as such policies may exist from time to time.

3.8Business Expenses. Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses he incurs in connection with the performance of his duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.

4.Termination of Employment. The Employment Term and Executive’s employment hereunder may be terminated by either the Company or Executive at any time and for any or no reason, without process, or progressive discipline of any sort. On termination of Executive’s employment during the Employment Term, Executive shall be entitled to the compensation and benefits only as specifically described and provided for in this Section 4, and Executive shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

4.1For Cause or Without Good Reason.

(a)The Employment Term and Executive’s employment hereunder may be terminated by the Company for Cause or by Executive without Good Reason. In the event of such termination, Executive shall be entitled to receive the following (collectively, the “Accrued Amounts”):

(i)any accrued but unpaid Base Salary, which shall be paid on the pay date immediately following the Termination Date (as defined in Section 4.6 below) in accordance with the Company’s customary payroll procedures;

(ii)reimbursement for unreimbursed business expenses properly incurred by Executive, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy; and

(iii)such applicable employee benefits, if any, to which Executive may be entitled under the Company’s employee benefit plans (if terminated for Cause or without Good Reason) as of the Termination Date.

(b)For purposes of this Agreement, “Cause” shall mean:

(i)Executive’s continued and willful failure to perform his duties (other than any such failure resulting from incapacity due to physical or mental illness);

(ii)Executive’s willful engagement in illegal conduct, fraud, embezzlement, or gross misconduct, in each case, that causes financial or reputational harm to the Company or its affiliates;

(iii)Executive’s commission or conviction of, or plea of guilty or nolo contendere to, a felony;

(iv)Executive’s material breach or violation of this Agreement or any other written agreement between Executive and the Company;

(v)Executive’s material violation of the Company’s written policies or codes of conduct;

(vi)Executive’s willful attempt to obstruct or willful failure to cooperate with any investigation authorized by the Company, its affiliates, or any governmental or self-regulatory entity;

(vii)Executive’s willful and continued failure or refusal to follow lawful and material directions of the Company’s Board or the Company’s officers, or any other substantial and continued acts of insubordination by Executive; or

(viii)any other act or omission by Executive that (in the reasonable determination of the Board) has caused or is likely to cause detrimental notoriety, reputational harm, or other comparable material harm to the Company or its affiliates, monetarily or otherwise.

For purposes of this provision, no act or omission by Executive shall be considered “willful” unless it is made by him in bad faith or without a reasonable belief that his act or omission was in the best interests of the Company. Any act or omission based on authority given pursuant to a resolution duly adopted by the Board or on the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company.

(c)For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, in each case during the Employment Term without Executive’s written consent:

(i)a material reduction in Executive’s Base Salary other than a general reduction in Base Salary that affects all similarly situated corporate level executives in substantially the same proportions;

(ii)any material breach by the Company of any material provision of this Agreement or any material provision of any other agreement between Executive and the Company;

(iii)the Company requires Executive to relocate his place of employment by more than five hundred miles from the Porterville Office;

(iv)the Company causes a material adverse change to Executive’s authority, duties, or responsibilities (other than temporarily while Executive is physically or mentally incapacitated or as required by applicable law); or

(v)Executive’s role is eliminated in connection with a (A) the consummation of a merger or consolidation of the Company with or into another entity or any other reorganization or equity sale transaction, if persons that were not holders of the Company’s voting securities immediately prior to such merger, consolidation or other reorganization or sale transaction own, directly or indirectly, immediately after such merger, consolidation or other reorganization, equity financing or sale transaction, 50% or more of the outstanding securities of the continuing or surviving entity; or (B) the sale, lease, transfer, or other disposition by the Company of all or substantially all of the assets of the Company, except where such sale, lease, transfer, or other disposition is to a wholly owned subsidiary of the Company (each of items A and B, a “Change in Control”). A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s organization or to create a holding company that will be owned in substantially the same proportions by the persons that held the Company’s securities immediately before such transaction

Executive cannot terminate employment for Good Reason unless Executive has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within thirty (30) days of the initial existence of such grounds and the Company has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances. If Executive does not terminate employment for Good Reason within ninety (90) days after the first occurrence of the applicable grounds, then Executive will be deemed to have waived the right to terminate for Good Reason with respect to such grounds.

4.2Without Cause. The Employment Term and Executive’s employment hereunder may be terminated by the Company without Cause.

(a)In the event of such termination, Executive shall be entitled to receive the Accrued Amounts.

(b)Moreover, in the event such termination occurs during the first two years of the Employment Term, and subject to Executive’s (i) compliance with (A) that certain Proprietary Information and Inventions Agreement between the Company and Executive, dated March 24, 2023 (the “PIIA”) and (B) Section 5 and 6 of this Agreement, and (ii) execution of a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company (the “Release”) and such Release becoming effective within ten (10) days following the Termination Date, Executive shall also be entitled to receive continued Base Salary for twelve months following the Termination Date payable in equal installments in accordance with the Company’s normal payroll practices, but no less frequently than monthly, which shall commence within sixty (60) days following the Termination Date; provided that, the first installment payment shall include all amounts of Base Salary that would otherwise have been paid to Executive during the period beginning on the Termination Date and ending on the first payment date if no delay had been imposed.

4.3For Good Reason. The Employment Term and Executive’s employment hereunder may be terminated voluntarily by Executive for Good Reason.

(a)In the event of such termination, Executive shall be entitled to receive the Accrued Amounts.

(b)Moreover, in the event such termination occurs during the first two years of the Employment Term, and subject to Executive’s (i) compliance with (A) the PIIA and (B) Section 5 and 6 of this Agreement, and (ii) execution of a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company (the “Release”) and such Release becoming effective within ten (10) days following the Termination Date, Executive shall also be entitled to receive the following:

(i)continued Base Salary for twelve months following the Termination Date payable in equal installments in accordance with the Company’s normal payroll practices, but no less frequently than monthly, which shall commence within sixty (60) days following the Termination Date; provided that, the first installment payment shall include all amounts of Base Salary that would otherwise have been paid to Executive during the period beginning on the Termination Date and ending on the first payment date if no delay had been imposed; and

(ii)100% vesting of any unvested Stock Options granted under Section 3.3(a) and any unvested Restricted Stock Units granted under Section 3.3(b).

4.4Death or Disability.

(a)The Employment Term and Executive’s employment hereunder shall terminate automatically on his death during the Employment Term, and the Company may terminate Executive’s employment on account of his Disability (as defined below). In the event of such termination, Executive (or Executive’s estate and/or beneficiaries, as the case may be) shall be entitled to receive the following:

(i)any accrued but unpaid Base Salary, which shall be paid on the pay date immediately following the Termination Date in accordance with the Company’s customary payroll procedures;

(ii)reimbursement for unreimbursed business expenses properly incurred by Executive, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy; and

(iii)such applicable employee benefits, if any, to which Executive may be entitled under the Company’s employee benefit plans (if terminated on account of Executive’s death or Disability) as of the Termination Date.

Notwithstanding any other provision contained herein, all payments made in connection with Executive’s Disability shall be provided in a manner which is consistent with federal and state law.

(b)For purposes of this Agreement, “Disability” shall mean a condition that entitles Executive to receive long-term disability benefits under the Company’s long-term disability plan, or if there is no such plan, Executive’s inability, due to physical or mental incapacity, to perform the essential functions of Executive’s job for one hundred eighty (180) days out of any three hundred sixty-five (365) day period; provided, however, in the event that the Company temporarily replaces Executive, or transfers Executive’s duties or responsibilities to another individual on account of Executive’s inability to perform such duties due to a mental or physical incapacity which is, or is reasonably expected to become, a Disability, then Executive’s employment shall not be deemed terminated by the Company and Executive shall not be able to resign pursuant to Section 4.1(c)(iv) as a result thereof. Any question as to the existence of Executive’s Disability as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of this Agreement.

4.5Notice of Termination. Any termination of Executive’s employment hereunder by the Company or by Executive during the Employment Term (other than termination pursuant to Section 4.4(a) on account of Executive’s death) shall be communicated by written notice of termination (“Notice of Termination”) to the other party hereto in accordance with Section 9.3. The Notice of Termination shall specify:

(a)The termination provision of this Agreement relied upon;

(b)To the extent applicable, the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated; and

(c)The applicable Termination Date.

4.6Termination Date. Executive’s “Termination Date” shall be:

(a)If Executive’s employment hereunder terminates on account of his death, the date of Executive’s death;

(b)If Executive’s employment hereunder is terminated on account of his Disability, the date that it is determined that Executive has a Disability;

(c)If the Company terminates Executive’s employment hereunder for Cause or without Cause, the date the Notice of Termination is delivered to Executive; and

(d)If Executive terminates his employment hereunder with or without Good Reason, the date the Notice of Termination is delivered to the Company.

Notwithstanding anything contained herein, the Termination Date shall not occur until the date on which Executive incurs a “separation from service” within the meaning of Section 409A.

4.7Resignation of All Other Positions. On termination of Executive’s employment hereunder for any reason, Executive shall be deemed to have resigned, effective on the Termination Date, from all positions that Executive holds as an officer or member of the Board (or any committee thereof) of the Company or any of its affiliates.

5.Cooperation. The parties agree that certain matters in which Executive will be involved during the Employment Term may necessitate Executive’s cooperation in the future. Accordingly, following the termination of Executive’s employment for any reason, to the extent reasonably requested by the Board, Executive shall cooperate with the Company in connection with matters arising out of Executive’s service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of Executive’s other activities. The Company shall reimburse Executive for reasonable expenses incurred in connection with such cooperation and, to the extent that Executive is required to spend substantial time on such matters, the Company shall compensate Executive at an hourly rate based on Executive’s Base Salary as of the Termination Date.

6.Confidential Information and Restrictive Covenants. As a condition of Executive’s employment with the Company, Executive shall enter into and abide by the PIIA.

7.Section 409A.

7.1General Compliance. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

7.2Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to Executive in connection with his termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date following the six-month anniversary of the Termination Date or, if earlier, on Executive’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

7.3Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(a)the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(b)any reimbursement of an eligible expense shall be paid to Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(c)any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

7.4Tax Gross-ups. Any tax gross-up payments provided under this Agreement shall be paid to Executive on or before December 31 of the calendar year immediately following the calendar year in which Executive remits the related taxes.

8.Representations of the Executive. Executive represents and warrants to the Company that (a) Executive’s acceptance of employment with the Company and the performance of duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which Executive is a party or is otherwise bound; and (b) Executive’s acceptance of employment with the Company and the performance of duties hereunder will not violate any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer.

9.Miscellaneous.

9.1Entire Agreement. Unless specifically provided herein, this Agreement, together with the PIIA, contains all of the understandings and representations between Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

9.2Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by Executive and by the Company. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

9.3Notice. Any notices or communications required or permitted to be given by this Agreement must be (i) given in writing, and (ii) be personally delivered or mailed by prepaid mail or overnight courier, or by electronic transmission delivered or transmitted to the party to whom such notice or communication is directed, to the address of such party set forth below. Any such notice or communication shall be deemed to have been given on (i) the day such notice or communication is personally delivered, (ii) four (4) days after such notice or communication is mailed by prepaid certified or registered mail, (iii) one (1) working day after such notice or communication is sent by overnight courier, or (iv) the day such notice or communication is sent electronically, provided that the sender has received a confirmation of such electronic transmission. A party may, for purposes of this Agreement, change its address, fax number, email address, or the person to whom a notice or other communication is marked to the attention of, by giving notice of such change to the other party pursuant to this subsection.

If to the Company:

Zero Nox, Inc.
Attn: Vonn R. Christenson
1343 S. Main St.
Porterville, CA 93257
Email: vonnc@zeronox.com

with a copy (which shall not constitute notice) to:

Bennett Tueller Johnson & Deere
Attn: Brent Hawkins
3165 East Millrock Drive, Suite 500
Salt Lake City, UT 84121

If to Executive:

Karna Patel
11616 Aspendell Dr.
San Diego, CA 92131
Email: patelkarna@gmail.com

9.4Governing Law; Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of the State of California without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located Tulare County, California. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

9.5Injunctive Relief. Executive acknowledges and agrees that any breach or threatened breach of this Agreement might cause irreparable harm to the Company and that in such case, the Company would have no adequate remedy at law. Thus, in the event of a breach or threatened breach by Executive of this Agreement, the Company may, in addition to any other rights and remedies it may have pursuant to this Agreement, immediately seek any judicial action that the Company may deem necessary or appropriate, including without limitation, the obtaining of injunctive relief against Executive without the necessity of posting a bond or other security and without prejudice to any other remedies which may be available to the Company at law or in equity.

9.6WAIVER OF JURY TRIAL. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

9.7Captions. The various captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

9.8Severability. Should any provision of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

9.9Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail or electronic signature (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com), or any other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

9.10Withholding. The Company shall have the right to withhold from any amount payable hereunder any federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

9.11Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

9.12Successors and Assigns. This Agreement is personal to Executive and shall not be assigned by Executive. Any purported assignment by Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

9.13Acknowledgement. EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE COMPANY:

ZERO NOX, INC.

By:	/s/ Vonn R. Christenson
Name:	Vonn R. Christenson
Title:	Chief Executive Officer

EXECUTIVE:

Signature:	/s/ Karna Patel
Print Name:	Karna Patel

[Signature page to Employment Agreement]